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                                                                     EXHIBIT 11

                          CYTOCLONAL PHARMACEUTICS INC.

                 COMPUTATION OF NET (LOSS) PER COMMON SHARE (2)
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
                                                                             Year Ended December 31,
                                                                      -----------------------------------
                             Primary                                     1995                    1996
                             -------                                    ------                  -----
Net (loss) . . . . . . . . . . . . . . . . . . . . . . . .            $(2,691,000)            $(2,890,000)

Add cumulative preferred dividend. . . . . . . . . . . . .               (317,000)               (307,000)
                                                                      ------------            ------------

NET (LOSS) USED FOR COMPUTATION. . . . . . . . . . . . . .            $(3,008,000)            $(3,197,000)
                                                                      ============            ============


Weighted average number of common shares outstanding . . .              5,621,292               7,640,000

Shares issuable upon exercise of stock options and
   warrants, net of shares assumed to be repurchased (1) .                 73,708
                                                                        ---------

Shares used for computation. . . . . . . . . . . . . . . .              5,695,000               7,640,000
                                                                       ==========               =========


Net (loss) per common share. . . . . . . . . . . . . . . .                  $(.53)                  $(.42)
                                                                           ======                  ======
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Notes and Assumptions:
   (1)  The Company issued common stock and common stock equivalents for consideration below the initial public offering price of $5.00.
        Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operation included in the registration statement) the following methodology was used in determining weighted average shares outstanding:
          Stock issued in a one year period immediately prior to the offering was treated as outstanding for the entire period and repurchase of shares using the treasury stock method at an offering price of $5.00.

   (2) Adjusted to reflect retroactively, a 1 for 2.5 reverse stock split effected on August 2, 1995.